UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Bio-Path Holdings, Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Bio-Path Holdings, Inc.

4710 Bellaire Boulevard, Suite 210

Bellaire, Texas 77401

SUPPLEMENT TO PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

On December 7, 2023, the Board of Directors of Bio-Path Holdings, Inc. (the “Company”) approved an amendment to the Company’s First Amended and Restated Bylaws to reduce the quorum needed for stockholder meetings to one-third of the shares entitled to vote at a meeting of stockholders. The quorum requirement will apply to the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, December 14, 2023 at 4:00 p.m., Central Standard Time, at Winstead PC, 24 Waterway Avenue, Suite 500, The Woodlands, Texas 77380.

If you have voted by proxy already, your vote will be counted and there is no need to take any further action. If for any reason you wish to revoke your proxy, please follow the instructions in the Company’s Proxy Statement for the Annual Meeting dated October 27, 2023 (the “Proxy Statement”), which was filed with the Securities and Exchange Commission on October 27, 2023. The Proxy Statement is also available at http://www.astproxyportal.com/ast/22620/.

This document amends and supplements the Proxy Statement to reflect the new quorum requirement applicable to the Annual Meeting.

The second paragraph under the heading “Quorum and Voting” on page seven of the Proxy Statement is hereby amended to read in full as follows:

“We must have a “quorum” to conduct business at the Annual Meeting. In order for there to be a quorum at the Annual Meeting, the holders of one-third of the outstanding shares of common stock entitled to vote at the Annual Meeting must be present in person or by proxy. Stockholders of record who are present at the Annual Meeting in person or by proxy, including those who abstain from voting, including brokers holding customers’ shares of record who cause abstentions to be recorded at the Annual Meeting, will be included in the number of stockholders present at the Annual Meeting for purposes of determining whether a quorum is present.”

The record date for the Annual Meeting remains as October 23, 2023.

We encourage you to read all of our proxy materials, including our Proxy Statement, so that you may be informed about the business to come before the Annual Meeting. Your participation in our business is important, regardless of the number of shares that you hold. We urge you to vote regardless of whether you expect to attend the Annual Meeting so that we may ensure that a quorum is present.